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                                                                    EXHIBIT 99.1

(CRAFTMADE INTERNATIONAL, INC. LOGO)

Qualifying ceiling fans and lighting.


FOR IMMEDIATE RELEASE

For Further Information:
Kathy Oher                                       Hala Aly
Chief Financial Officer                          Halliburton Investor Relations
(972) 393-3800, ext. 166                         (972) 458-8000
Investorrelations@craftmade.com                  haly@halliburtonir.com

                  CRAFTMADE INTERNATIONAL ANNOUNCES FISCAL 2004
             FIRST QUARTER RESULTS: EPS EXCEEDS CONSENSUS ESTIMATES
              -- CONSOLIDATES ITS WEST COAST TSI DIVISION OFFICE --

COPPELL, TEXAS, October 21, 2003 - Craftmade International, Inc. (NASDAQ: CRFT) today reported net income of $2,360,000 for its fiscal 2004 first quarter ended September 30, 2003, compared to net income of $2,204,000 for the first quarter of fiscal year 2002. On a fully diluted basis, net income per share increased to $0.43 per share from $0.38 per share for the corresponding period a year ago. Reported EPS for the first quarter was $0.02 above consensus estimates for the quarter. Weighted average diluted shares outstanding for the quarter were 5,481,000 compared to 5,858,000 for the same period last year.

Additionally, the Company announced the retirement of Neall Humphrey as Director of the Company and President of its Trade Source International, Inc. (TSI) subsidiary in California. Mr. Humphrey, 54, was the co-founder of TSI and served as its President and Chief Executive Officer from 1984 until 1998. He has been with Craftmade since the acquisition of TSI in July 1998, and he has served as President of TSI since the acquisition and Director of the Company since October 1998. In conjunction with Mr. Humphrey's retirement, Craftmade is consolidating its TSI California operations into its Coppell, Texas, headquarters' office.

"Neall has been instrumental in the continued success of our TSI operations and our entrance into the mass retail distribution channel. We wish him well in his future endeavors." commented James R. Ridings, Craftmade's Chairman and Chief Executive Officer. "The integration of our California operations into our Coppell Headquarters will give us greater opportunities to improve our infrastructure in the areas of expense controls, marketing initiatives and operational efficiencies. We are pleased with our first quarter results in spite of the company incurring a one-time charge for severance pay of approximately $95,000, related to the closing of the California office.

 Additionally, the company will incur a charge in its fiscal 2004 second quarter relating to the roll out of a new product category at Prime Home Impressions
(PHI), one of its 50%-owned unconsolidated subsidiaries. In spite of the charge, estimated to be $0.10 per share net of taxes, the company expects to meet or exceed last year's fiscal 2003 second quarter results of $0.25 per share. The charge is related to up-front costs being paid to a mass retail customer in order to secure additional space for the new category, consisting of replacement parts for portable lamps.

                                    --more--

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Press Release
Craftmade International, Inc.
October 21, 2003 - Page 2


"We believe that this up-front expense will be recovered in approximately 12 months from the start of the initial roll out, which is expected to begin in the last week of this month," continued Mr. Ridings, "We believe that we remain on track to meet or exceed the consensus estimate of $1.47 for full year fiscal 2004. Our outlook is based on expected cost savings from the closing of the California office, estimated to be approximately $1 million over the next 12 months, as well as additional business to be generated by the new PHI product line, and stronger than expected sales in our showroom division."

Revenues for the quarter ended September 30, 2003 were $18,483,000, a decrease of 2.8% from revenues of $19,022,000 reported for last year's fourth quarter. First quarter net sales from the showroom division increased 6.4%, or $863,000, to $14,323,000 from $13,461,000 for the same period last year. Thus far, October sales are continuing to trend at a mid-single digit increase for the division.

First quarter net sales from the mass retail division declined 25.2% or $1,402,000 to $4,160,000, compared to $5,562,000 last year. The sales decline was related to a decline in sales of outdoor lighting to a mass retail customer, primarily due to the variability of TSI's promotional business in which the buying patterns of its mass retail customers can vary from period to period.

Net income from the company's 50%-owned subsidiaries increased 8.0%, or $124,000, to $1,678,000 compared to $1,554,000 for last year's first quarter.

Total selling, general and administrative expenses were $3,854,000, or 20.9% of net sales for the first quarter, compared to $3,824,000, or 20.1% of net sales for the same period last year.

Gross profit as a percentage of sales for the three months ended September 30, 2003, increased to 33.6% from 32.0% in the first quarter last year. Gross profit from the showroom division increased to 40.9% of sales from 40.4% of sales in the year-ago period. The gross margin of the mass retail division declined to 8.7% of sales for the three months ended September 30, 2003, compared to 11.6% of sales in the year-ago period.

A conference call to discuss the company's first quarter fiscal 2004 results, as well as the company's outlook for fiscal 2004, is scheduled for Tuesday, October 21, at 10:00 a.m. Central Time. To participate in this call, dial (719) 457-2656 and refer to confirmation code 609125. A replay of the conference call can also be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.


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Press Release
Craftmade International, Inc.
October 21, 2003 - Page 3


                           -Financial Tables Follows-



                          Craftmade International, Inc.




                                           Three Months Ended
                                              September 30,
                                     -------------------------------
                                           2003           2002
                                   (In thousands, except per share data)
Net sales                               $   18,483     $   19,022
Cost of goods sold                          12,264         12,941
Gross profit                                 6,219          6,081
Selling, general and
   Administrative expenses                   3,584          3,824
Pretax income from 50% owned
subsidiaries                                 1,676          1,554
Pretax income from wholly owned
subsidiaries                                 3,707          1,911
Net income                                   2,360          2,204
Diluted
   earnings per share                   $     0.43     $     0.38
Diluted shares
   Outstanding                               5,481          5,858



                               Design Trends, LLC
                      Unconsolidated, 50% owned subsidiary

                                           Three Months Ended
                                              September 30,
                                     -------------------------------
                                            2003           2002
                                   (In thousands, except per share data)
         Net sales                      $     9,953    $      8,722
         Cost of goods sold                   7,111           5,830
         Gross profit                         2,842           2,892
         Selling, general and
            administrative expenses             428             681
         Pretax net income                    2,413           2,191